The information in this pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement        SUBJECT TO COMPLETION        July 19, 2007

         Pricing Supplement to the Prospectus dated January 5, 2007 and the Prospectus Supplement dated February 28, 2007

[RBC LOGO]   US$
             Royal Bank of Canada
             SIFMA Indexed Notes due August 31, 2017
             Linked to the relative levels of the SIFMA Municipal Swap Index and One-Month U.S.Dollar LIBOR


     The Notes (the "Notes") are principal-protected and bear interest at a variable rate which may be zero, but not less than zero. The interest rate applicable to any interest period will be determined based on the average level of the floating interest rate commonly referred to as "One-Month U.S. Dollar LIBOR" and on the average weekly level of the SIFMA Municipal Swap Index (formerly known as the BMA Municipal Swap Index), as described more fully in this pricing supplement. Interest on the Notes, if any, is payable semi-annually on each February 28 and August 31 beginning on February 29, 2008 and ending on the maturity date.

Series:                       Senior Global Medium-Term Notes, Series C.

Issuer:                       Royal Bank of Canada ("Royal Bank").

Interest Rate:                For any Interest Period, the annualized interest
                              rate on the Notes is equal to the greater of:
                                        1. Zero (0%), and
                                        2. Fixed Component + (Variable Component
                                           x Multiplier)
                              The Variable Component may be positive, zero, or negative. The Interest Rate cannot be less than zero or greater than 11%.

Fixed Component:              8.25%

Variable Component:           The Variable Component is calculated using the
                              following formula:

                              (65% x Average One-Month U.S. Dollar LIBOR) - Average SIFMA Index Value.

                              The Variable Component may be positive, zero or negative.

Interest Amount:              Principal Amount x Interest Rate x Day Count
                              Fraction

Multiplier:                   [9.0 - 11.0], to be determined on the pricing
                              date.

Cap:                          The Interest Rate cannot exceed 11%.

Payment at Maturity:          At maturity you will receive, for each US$1,000
                              principal amount of Notes you hold, an amount in cash equal to US$1,000 plus any accrued and unpaid interest.

Interest Payment Date:        Semi-annually on each February 28 and August 31,
                              commencing on February 29, 2008 and ending on the Maturity Date.

Interest Period:              Each six-month period from and including one
                              Interest Payment Date (the Issuance Date in the case of the first Interest Period) to but excluding the next Interest Payment Date (or the Maturity Date in the case of the last Interest
                              Period).

One-Month U.S. Dollar         One-Month U.S. Dollar London Interbank Offered
LIBOR:                        Rate (LIBOR) reported by Reuters on page "LIBOR01"
                              (or any successor page) on any trading day at 11:00 am (London time).

Average One-Month U.S.        For any Interest Period, the arithmetic average of
Dollar LIBOR:                 One-Month U.S. Dollar LIBOR fixed each Wednesday
                              during that Interest Period.

SIFMA Municipal Swap          SIFMA Municipal Swap Index (formerly known as the
Index:                        BMA Municipal Swap Index) is a high-grade market
                              index comprised of tax-exempt variable-rate demand obligations from a database kept by Municipal
                              Market Data of more than 15,000 active
                              variable-rate demand obligation issues, available on Bloomberg under MUNIPSA INDEX <GO>. It is disseminated on a weekly basis.

Average SIFMA Index           For any Interest Period, the arithmetic average of
Value:                        the SIFMA Index levels fixed each week during that
                              Interest Period.

Day Count Fraction:           30/360

Pricing Date:                 August 28, 2007

Issuance Date:                August 31, 2007

Maturity Date:                August 31, 2017

Minimum Investment:           $1,000, and $1,000 increments in excess thereof,
                              although RBC reserves the right to increase this amount for certain investors.

Clearance and Settlement:     DTC global (including through its indirect
                              participants Euroclear and Clearstream, Luxembourg as described under "Description of the Notes We
                              May Offer--Ownership and Book-Entry Issuance" in the accompanying prospectus).

Listing: The Notes will not be listed on any securities exchange or quotation system.

Calculation Agent:            The Bank of New York.

                              The Notes are part of a series of senior debt securities of Royal Bank entitled "Senior Global Medium-Term Notes, Series C". The Notes will have the CUSIP No. 78008EZG4.

Terms Incorporated in the     All of the terms appearing above this item on the
Master Note:                  cover page of this pricing supplement and the
                              terms appearing under the caption "Specific Terms of the Note" below.

Your investment in the Notes involves certain risks. See "Additional Risk Factors Specific to Your Notes" beginning on page PS-3 of this pricing supplement to read about investment risks relating to the Notes.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we inform or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.

-----------------------------------------------------------------------------------------
                                                        Agent's              Proceeds to
                                  Price to Public      Commission            Royal Bank
                                  ---------------      ----------            ----------
-----------------------------------------------------------------------------------------
Per Note......................        [o]%              [o]%                  [o]%
-----------------------------------------------------------------------------------------
Total.........................        $[o]              $[o]                  $[o]
-----------------------------------------------------------------------------------------


Royal Bank has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission ("SEC") for the offering to which this pricing supplement relates. Before you invest, you should read the accompanying prospectus and the accompanying prospectus supplement, and other documents Royal Bank has filed with the SEC for more complete information about Royal Bank and this offering. Buyers should rely upon the accompanying prospectus, accompanying prospectus supplement and this pricing supplement for complete details. You may get these documents and other documents Royal Bank has filed for free by visiting EDGAR on the SEC website at www.sec.gov.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

The SIFMA Municipal Swap Index was created by the Securities Industry and Financial Markets Association and is produced by Thomson Municipal Market Data ("MMD"). MMD has licensed certain trademarks and trade names of MMD to Royal Bank. The Notes are not sponsored, endorsed, sold or promoted by MMD. MMD makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. MMD has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

                         RBC Capital Markets Corporation

                    Pricing Supplement dated August o , 2007

--------------------------------------------------------------------------------
In this pricing supplement, references to the "accompanying prospectus" mean the accompanying prospectus, dated January 5, 2007, as supplemented by the accompanying prospectus supplement (the "accompanying prospectus supplement"), dated February 28, 2007, of Royal Bank.
--------------------------------------------------------------------------------


                         The Notes Are Part of a Series

     The Notes are part of a series of senior debt securities entitled "Senior Global Medium-Term Notes, Series C," that we may issue under our senior indenture, dated October 23, 2003, between Royal Bank and The Bank of New York, as trustee, as amended and supplemented from time to time (the "indenture"). The Notes are "indexed Notes," as defined in the accompanying prospectus supplement. This pricing supplement summarizes financial and other terms that apply to the Notes. We describe terms that apply generally to all Series C medium-term Notes in "Description of the Notes We May Offer" in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

                                             TABLE OF CONTENTS
Pricing Supplement

Summary...............................................................................................PS-1
Additional Risk Factors Specific to Your Notes........................................................PS-3
Historical Data on the One-Month U.S. Dollar LIBOR Rate...............................................PS-8
Description of the SIFMA Municipal Swap Index........................................................PS-10
Specific Terms of the Notes..........................................................................PS-13
Hypothetical Returns on Your Notes...................................................................PS-19
Supplemental Discussion of Canadian Tax Consequences.................................................PS-22
Supplemental Discussion of Federal Income Tax Consequences...........................................PS-23
Employee Retirement Income Security Act..............................................................PS-24
Supplemental Plan of Distribution....................................................................PS-25


Prospectus Supplement dated February 28, 2007

About This Prospectus Supplement......................................................................S-1
Risk Factors..........................................................................................S-1
Use of Proceeds.......................................................................................S-4
Description of the Notes We May Offer.................................................................S-5
Certain Income Tax Consequences......................................................................S-23
Supplemental Plan of Distribution....................................................................S-24
Documents Filed As Part of the Registration Statement................................................S-29


Prospectus dated January 5, 2007

Documents Incorporated by Reference.....................................................................2
Where You Can Find More Information.....................................................................3
Further Information.....................................................................................3
About This Prospectus...................................................................................4
Presentation of Financial Information...................................................................5
Caution Regarding Forward-Looking Information...........................................................5
Royal Bank of Canada....................................................................................6
Risk Factors............................................................................................6
Use of Proceeds.........................................................................................6
Consolidated Ratios of Earnings to Fixed Charges........................................................7
Consolidated Capitalization and Indebtedness............................................................8
Description of Debt Securities..........................................................................9
Tax Consequences.......................................................................................26
Plan of Distribution...................................................................................38
Benefit Plan Investor Considerations...................................................................40
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others....................41
Validity of Securities.................................................................................41
Experts................................................................................................41
Other Expenses of Issuance and Distribution............................................................42

                                     SUMMARY

     THE NOTES ARE MEDIUM-TERM NOTES ISSUED BY ROYAL BANK LINKED TO THE RELATIVE STEEPNESS OF THE MUNICIPAL SWAP CURVE TO THE U.S. DOLLAR LIBOR CURVE. THE FOLLOWING IS A SUMMARY OF THE TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF RISKS AND OTHER CONSIDERATIONS YOU SHOULD TAKE INTO ACCOUNT WHEN DECIDING WHETHER TO INVEST IN THE NOTES. THE NOTES MAY BE OFFERED TO CERTAIN INVESTORS OUTSIDE THE UNITED STATES IN ACCORDANCE WITH APPLICABLE LOCAL LAW. WE URGE NON-U.S. INVESTORS TO READ "RISK FACTORS--NON-U.S. INVESTORS MAY BE SUBJECT TO CERTAIN ADDITIONAL RISKS" IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT. THE INFORMATION IN THIS SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND ACCOMPANYING PROSPECTUS SUPPLEMENT.

Selected Risk Considerations:

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" in the accompanying prospectus supplement and in the prospectus.

     o The Notes Are Intended to be Held to Maturity. Your principal is only protected if you hold the Notes until maturity. If you sell your Notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your Notes sold and may incur a loss. Therefore, you should be willing to hold your Notes to maturity.

     o No Regular Fixed Income Payments -- The semi-annual interest payments are variable and may be zero.

     o There May Be Little or No Secondary Market for the Notes -- The Notes will not be listed on any U.S. or foreign securities exchange or quotation system. There can be no assurance that a secondary market for the Notes will develop. Royal Bank and potentially its affiliates intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss. You should be willing to hold the Notes to maturity.

The Notes May Be a Suitable Investment For You If:

     o You believe that the interest rates on short-term tax-exempt securities, as represented by the Average SIFMA Index Value, will be equal to or less than 65% of the interest rates on short term taxable securities, as represented by the Average One-Month U.S. Dollar LIBOR rate.

     o    You are willing to hold the Notes to maturity.

     o    You do not require fixed current income from this investment.

The Notes May Not Be a Suitable Investment For You If:

     o You believe that the interest rates on short-term tax-exempt securities, as represented by the Average SIFMA Index Value, will be higher than 65% of the interest rates on short term taxable securities, as represented by the Average One-Month U.S. Dollar LIBOR rate.

     o    You are unable or unwilling to hold the Notes to maturity.

     o    You require fixed current income from your investment.

     o    seek an investment for which there will be an active secondary market.

What Are the Tax Consequences?

     The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in "Supplemental Discussion of Federal Income Tax Consequences" on page PS-23. The tax treatment of your Notes will depend upon whether the Notes are properly treated as variable rate debt instruments, and this should depend upon whether or not it is reasonably expected that the average rate of return on the Notes during the first half of the Notes' term will be significantly greater or less than the average rate of return on the Notes during the second half of the Notes' term ("Front or Back-Loaded"). We believe that the Notes should not be treated as Front or Back-Loaded and we intend to report payments on the Notes in accordance with such position. Assuming that such position is correct, your Notes should be treated as variable rate debt instruments for United States federal income tax purposes. Under this characterization, you will be subject to tax on the Notes' periodic interest payments as ordinary income at the time you receive or accrue such periodic payments, depending on your method of accounting for tax purposes; and any gain or loss you recognize upon the sale or maturity of your Notes will be capital gain or loss.

     If the Internal Revenue Service disagrees with this tax treatment, it is possible the Notes could be treated as a debt instrument subject to the special rules governing contingent payment debt instruments, as described under "Supplemental Discussion of Federal Income Tax Consequences--Alternative Characterization" on page PS-23.

     For a discussion of the Canadian federal income tax consequences of your investment in the Notes, see "Supplemental Discussion of Canadian Tax Consequences" on page PS-22.

                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your Notes is subject to the risks described below, as well as the risks described under "Risk Factors" in the accompanying prospectus, dated January 5, 2007, and the accompanying prospectus supplement, dated February 28, 2007. Your Notes are not secured debt and are riskier than ordinary unsecured debt securities. You should carefully consider whether the Notes are suited to your particular circumstances. This pricing supplement should be read together with the accompanying prospectus, dated January 5, 200 and, the accompanying prospectus supplement, dated February 28, 2007. The information in the accompanying prospectus and prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. This section describes the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Notes.

     The Notes are not secured debt and are riskier than ordinary unsecured debt securities.

     This section describes the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with other information in the accompanying prospectus and prospectus supplement, before investing in the Notes.

The Notes are intended to be held to maturity.

     Your principal is only protected if you hold the Notes until maturity. If you sell your Notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your Notes sold and may incur a loss. Therefore, you should be willing to hold your Notes to maturity.

There may not be a secondary market for the Note - sales in the secondary market, if any, may result in significant losses.

     There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the NASDAQ Global Market or any electronic communications network. Although they are not required to do so, RBC Capital Markets Corporation and other affiliates of Royal Bank currently intend to make a market for the Notes. However, RBC Capital Markets Corporation or any other affiliate of Royal Bank may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market will be high. As a result, the difference between bid and asked prices for your Notes in a secondary market could be substantial.

     If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price and as a result you may suffer substantial losses. Therefore you should be willing to hold the Notes to maturity.

     The Notes have not been designated for trading in the PORTAL system for the National Association of Securities Dealers, Inc.

You may not receive any interest on the Notes.

     The Interest Rate is a floating rate dependent on the Variable Component for each interest period. The Variable Component, in turn, will depend on the difference between 65% of the Average One-Month U.S. Dollar LIBOR rate and the Average SIFMA Index Value in each interest period (which difference we refer to as the LIBOR-SIFMA spread). The amount of interest you accrue on the Notes in any interest period will decrease as a positive LIBOR-SIFMA spread decreases or a negative LIBOR-SIFMA spread becomes more negative. The amount of interest you accrue on the Notes in any interest period may decrease even if either or both of One-Month U.S. Dollar LIBOR and the level of the SIFMA Municipal Swap Index increase in any interest period. No interest will accrue on the Notes in any Interest Period in which the Variable Component is negative and the absolute value of the Variable Component is greater than or equal to the Fixed Component.

The market value of the Notes may be influenced by many unpredictable factors.

     The market value of the Notes in the secondary market may fluctuate. Several factors, which are beyond our control, will influence the market value of the Notes, including but not limited to: the levels of One-Month U.S. Dollar LIBOR and the SIFMA Municipal Swap Index; changes in U.S. interest rates and marginal tax rates; the tax-exempt nature of municipal securities; the time remaining to the maturity of the Notes; supply and demand for the Notes, including inventory positions with RBC Capital Markets Corporation or any other market maker; the general interest rate environment; economic, financial, political, regulatory, geographical, biological or legal events that affect the exchange rate or the market price of the Reference Assets; or the creditworthiness of Royal Bank.

     All of these factors interrelate in complex ways, and the effect of one factor on the market value of the Notes may offset or enhance the effect of another factor. Therefore, if you sell your Notes in the secondary market prior to maturity, you may have to sell them at a substantial loss.

You must independently evaluate the merits of an investment in the Notes.

     The Notes are more complicated investments than traditional debt securities. You should evaluate the financial, legal and tax risks associated with an investment in the Notes on your own. You should not rely on the views of Royal Bank or its affiliates in any respect.

The Notes are not insured by any third parties.

     The Notes are solely the obligation of Royal Bank. An investment in the Notes does not constitute a deposit and neither the Notes nor your investment in the Notes are insured by the Canada Deposit Insurance Corporation, the Federal Deposit Insurance Corporation or any other private or governmental agency.

The Notes are general, unsecured obligation of Royal Bank.

     The Notes are unconditional, unsecured and unsubordinated obligations of Royal Bank, ranking pari passu, without any preference among themselves, with all of our other outstanding unsecured and unsubordinated obligations, present and future. Consequently, in the event of a bankruptcy, insolvency or liquidation by Royal Bank, any of the securities or other instruments owned by us will be subject to the claims of our creditors generally and will not be available specifically for you. In addition, our general credit rating, outlook and financial condition will affect the market value of your Notes.

Hedging activities may affect the value of your Notes.

     Hedging activities related to the Notes by one or more of our affiliates will likely involve trading in instruments, such as options, swaps or futures, based on U.S. Dollar LIBOR or the SIFMA Municipal Swap Index. This hedging activity could affect the market price of municipal swaps which in turn could affect the value of the SIFMA Municipal Swap Index and, therefore, the Interest Rate payable on, and the market value of, the Notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the Notes declines. Profit or loss from this hedging activity could affect the price at which RBC Capital Markets may be willing to purchase your Notes in the secondary market

The inclusion in the purchase price of the Notes of a selling concession and of RBC's cost of hedging its market risk under the Notes is likely to adversely affect the value of the Notes prior to maturity.

     The price at which you purchase the Notes includes a selling concession (including a broker's commission), as well as the costs that RBC (or one of its affiliates) expects to incur in the hedging of its market risk under the Notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that RBC (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price.

Non-U.S. investors may be subject to additional risks.

     The Notes are denominated in U.S. dollars. If you are a non-U.S. investor who purchased the Notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or income of your investment.

     This pricing supplement contains a general description of certain U.S. and Canadian tax considerations relating to the Notes. If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Notes and receiving payments of principal or other amounts under the Notes.

There are potential conflicts of interest between you and the calculation agent.

     The calculation agent will, among other things, decide the amount of your payment at maturity and on the Interest Payment Dates on the Notes. We may change the calculation agent after the original issue date without notice to you. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent." The calculation agent will exercise its judgment when performing its functions.

Significant aspects of the tax treatment of the Notes are uncertain.

     The tax treatment of the Notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the sections entitled "Supplemental Discussion of Federal Income Tax Consequences" in this pricing supplement, the section "Tax Consequences" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Certain considerations for Insurance Companies and Employee Benefit Plans.

     Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the Notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the Notes could become a "prohibited transaction" under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the Notes. This is discussed in more detail under "Employee Retirement Income Security Act" below.

You will not have any rights with respect to any Variable-Rate Demand Obligations ("VRDOs") comprising the SIFMA Municipal Swap Index.

     You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any VRDOs underlying the SIFMA Municipal Swap Index. An investment in the Notes does not constitute an investment in any VRDO underlying the SIFMA Municipal Swap Index. In addition, the interest you earn on the Notes, if any, is not tax-exempt. You should refer to "Supplemental Discussion of Federal Income Tax Consequences" in this pricing supplement for further information.

Royal Bank and its affiliates derive all information concerning the One-Month U.S. Dollar LIBOR rate and the SIFMA Municipal Swap Index from publicly available sources and assume no responsibility for the adequacy or accuracy of such information.

     Unless otherwise specified in this pricing supplement, we are not affiliated with the sponsor of the SIFMA Municipal Swap Index or Reuters, the publisher of LIBOR, and all information is derived from publicly available sources, without independent verification by us. We assume no responsibility for the adequacy or accuracy of the information about the One-Month U.S. Dollar LIBOR rate or SIFMA Municipal Swap Index contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation before purchasing the Notes.

The Multiplier may substantially reduce the Interest Rate on the Notes and may lead to pricing fluctuations.

     The Multiplier in the Interest Rate formula could result in the Interest Rate on the Notes for any period being substantially lower than the Fixed Component, which could negatively impact the market value of the Notes, even in cases where the negative spread between the Average U.S. Dollar LIBOR rate and the Average SIFMA Index Value is relatively small.

The appreciation potential of your Notes may be limited.

     The Interest Rate you will receive on the Notes cannot exceed 11% and the amount you will receive on each interest payment date may not take into account the entire LIBOR-SIFMA spread for that period.

Volatility of the LIBOR-SIFMA spread could hurt your investment.

     The amount of interest you accrue on the Notes, if any, will depend on the LIBOR-SIFMA spread. In general, as the LIBOR-SIFMA spread decreases, so does the amount of interest payable on the Notes. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the LIBOR-SIFMA spread during the term of the Notes changes, the market value of the Notes may change. We expect that the market value of the Notes at any given time will depend substantially on the LIBOR-SIFMA spread and the future expectations of the LIBOR-SIFMA spread. In general, if the LIBOR-SIFMA spread increases or is expected to increase in the future, the value of the Notes may increase, and if the LIBOR-SIFMA spread decreases or is expected to decrease in the future, the value of the Notes may decrease.

     The volatility of the LIBOR-SIFMA spread may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these events or activities could adversely affect the value of your Note.

The LIBOR-SIFMA spread will depend on a number of factors.

     A number of factors can affect the LIBOR-SIFMA spread by changing Average One-Month U.S. Dollar LIBOR and the Average SIFMA Index Value. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the LIBOR-SIFMA spread, and therefore on the Variable Component, of a change in a specific factor, assuming all other conditions remain constant.

     o Marginal Tax Rates. Since variable-rate demand obligations that comprise the SIFMA Municipal Swap Index are exempt from U.S. federal taxation, in general, a decrease in the marginal tax rates may reduce the LIBOR-SIFMA spread and the Variable Component.

     o Tax-Exempt Nature of Municipal Securities. Since variable-rate demand obligations that comprise the SIFMA Municipal Swap Index are exempt from U.S. federal taxation, in general, any change in tax law that has an adverse impact on the tax-exemption of municipal securities may reduce the LIBOR-SIFMA spread and the Variable Component.

     o Tax Treatment of Comparable Securities. Variable-rate demand obligations that comprise the SIFMA Municipal Swap Index are exempt from U.S. federal taxation, while non-municipal notes (represented by One-Month U.S. Dollar LIBOR in the Interest Rate formula) are subject to federal taxation. Any change in tax law that gives more favorable treatment to non-municipal notes may reduce the LIBOR-SIFMA spread and the Variable Component.

     o The Supply and Demand for Municipal Securities. Various factors including reduced demand for or increased supply of municipal securities; fragmentation in the market for municipal securities;

          uncertainty regarding the rights of holders of municipal securities and illiquidity may reduce the LIBOR-SIFMA spread and the Variable Component.

The SIFMA Municipal Swap Index could be changed or become unavailable and a rate for One-Month U.S Dollar LIBOR might not be published.

     If Thomson Municipal Market Data ("MMD") discontinues production of the SIFMA Municipal Swap Index and MMD or another entity produces a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the SIFMA Municipal Swap Index, then the level of the SIFMA Municipal Swap Index will be determined by reference to the level of that index, which we refer to as a "successor index."

     If MMD discontinues production of the SIFMA Municipal Swap Index and a successor index is not selected by the calculation agent or is no longer published on any date of determination of the level of the SIFMA Municipal Swap Index, the level to be substituted for the SIFMA Municipal Swap Index for that date will be a level computed by the calculation agent for that date in accordance with the procedures last used to calculate the index prior to any such discontinuance.

     If a successor index is selected or the calculation agent calculates a level as a substitute for the SIFMA Municipal Swap Index, the successor index or level will be substituted for the SIFMA Municipal Swap Index for all purposes.

     Additionally, if One-Month U.S. Dollar LIBOR is not published, the calculation agent will be required to determine a rate as provided under "Specific Terms of the Notes--Determination of One-Month U.S. Dollar LIBOR."

     Notwithstanding these alternative arrangements, discontinuance of the production of the SIFMA Municipal Swap Index or the non-publication of a rate for One-Month U.S. Dollar LIBOR, may adversely affect the market value of the Notes.

     All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us, the trustee and the beneficial owners of the Notes, absent manifest error.

             HISTORICAL DATA ON THE ONE-MONTH U.S. DOLLAR LIBOR RATE

One-Month U.S. Dollar LIBOR is a daily reference rate based on the interest rates in the London interbank money market. The One-Month U.S. Dollar LIBOR rate used in the calculation of the Interest Rate is the rate reported by Reuters on page LIBOR01 at 11:00 am (London time) each Wednesday. The following table sets forth, for each of the periods indicated, the high and the low level of the One-Month U.S. Dollar LIBOR rate, as reported on Reuters. The historical performance of the One-Month U.S. Dollar LIBOR rate should not be taken as an indication of the future performance of the One-Month U.S. Dollar LIBOR rate during the term of the Notes or what the value of the Notes may be. The historical values of the One-Month U.S. Dollar LIBOR should not be taken as an indication of any likely future values during the term of the Notes. It is impossible to predict whether the value will rise or fall and past trends with regard to activity are not necessarily indicative of what may occur in the future.

                                                                         High            Low
                                                                         ----            ---
2002
Quarter
    First.........................................................       1.90%          1.73%
    Second........................................................       1.87           1.84
    Third.........................................................       1.84           1.78
    Fourth........................................................       1.83           1.38
2003
Quarter
    First.........................................................       1.38           1.27
    Second........................................................       1.33           1.02
    Third.........................................................       1.12           1.10
    Fourth........................................................       1.17           1.12
2004
Quarter
    First.........................................................       1.11           1.09
    Second........................................................       1.37           1.10
    Third.........................................................       1.84           1.35
    Fourth........................................................       2.42           1.84
2005
Quarter
    First.........................................................       2.86           2.40
    Second........................................................       3.34           2.89
    Third.........................................................       3.84           3.34
    Fourth........................................................       4.39           3.89
2006
Quarter
    First.........................................................       4.83           4.40
    Second........................................................       5.35           4.84
    Third.........................................................       5.40           5.32
    Fourth........................................................       5.35           5.32
2007
Quarter
    First ........................................................       5.32           5.32
    Second........................................................       5.32           5.31913


The One-Month U.S. Dollar LIBOR rate reported by Reuters on page LIBOR01 at 11:00 am (London time) on July 18, 2007 was 5.32%.

The following graph shows the One-Month U.S. Dollar LIBOR rate in the period from July 7, 2004 through July 18, 2007 using historical data obtained from Reuters. Past movements of the One-Month U.S. Dollar LIBOR rate are not indicative of future values of the One-Month U.S. Dollar LIBOR rate.

                                  1m USD LIBOR
                                (Jul-04 - Jul-07)
                                 [CHART OMITTED]

                  DESCRIPTION OF THE SIFMA MUNICIPAL SWAP INDEX

General

     Unless otherwise stated, we have derived all information regarding the Securities Industry and Financial Markets Association Municipal Swap Index (TM) (the "SIFMA Municipal Swap Index") (formerly known as the Bond Market Association ("BMA") Municipal Swap Index) provided in this pricing supplement, including its composition, method of calculation and changes in components, from publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by the Securities Industry and Financial Markets Association and/or Thomson Municipal Market Data ("MMD"). MMD is under no obligation to continue to produce, and may discontinue or suspend the production of, the SIFMA Municipal Swap Index at any time. We do not assume any responsibility for the accuracy or completeness of any information relating to the SIFMA Municipal Swap Index.

     The SIFMA Municipal Swap Index was created by the Securities Industry and Financial Markets Association and is produced by MMD. The SIFMA Municipal Swap Index is a weekly high-grade market index comprised of tax-exempt variable-rate demand obligations ("VRDOs") from MMD's database of more than 15,000 active VRDO issues.

     The SIFMA Municipal Swap Index is calculated on a weekly basis, and released to subscribers each Thursday. The actual number of issues that make up the SIFMA Municipal Swap Index will vary in time as issues mature or are called, converted, or newly issued. In addition, if changes occur which violate the criteria or calculation methods of the SIFMA Municipal Swap Index, an issue will be dropped. The qualification criteria for the SIFMA Municipal Swap Index have been established by a subcommittee of the Securities Industry and Financial Markets Association (formerly the Bond Market Association). Typically, the SIFMA Municipal Swap Index has included 650 issues in any given week.

Computation of the SIFMA Municipal Swap Index

To be eligible for inclusion in the SIFMA Municipal Swap Index, an issue must meet the following criteria:

     (1)  be a weekly reset, effective on Wednesday (no lag resets considered);

     (2)  not be subject to Alternative Minimum tax;

     (3)  have an outstanding amount of $10 million or more;

     (4)  have the highest short-term rating (VMIG1 by Moody's or A-1+ by S&P);
          and

     (5)  pay interest on a monthly basis, calculated on an actual/actual basis.

In addition, only one quote per obligor per remarketing agent will be included in the SIFMA Municipal Swap Index. Issues from all states are eligible for inclusion.

The following are considered in the SIFMA Municipal Swap Index calculation:

          o The standard deviation of the rates is calculated. Any issue falling outside of +/- 1.0 standard deviations is dropped.

          o Each participating remarketing agent is limited to no more than 15% of the SIFMA Municipal Swap Index by an averaging method.

Historical Data on the SIFMA Municipal Swap Index

     The following table sets forth, for each of the periods indicated, the high and the low level of the SIFMA Municipal Swap Index (or, where relevant, the BMA Municipal Swap Index), as reported by MMD. The historical performance of the

SIFMA Municipal Swap Index should not be taken as an indication of the future performance of the SIFMA Municipal Swap Index during the term of the Notes or what the value of the Notes may be. The historical performance of the SIFMA Municipal Swap Index should not be taken as an indication of any likely future performance during the term of the Notes. It is impossible to predict whether the performance will rise or fall and past trends with regard to activity are not necessarily indicative of what may occur in the future.

                                                                         High           Low
                                                                         ----           ---
2002
Quarter
    First.........................................................       1.48%          1.08%
    Second........................................................       1.68           1.15
    Third.........................................................       1.68           1.09
    Fourth........................................................       1.85           1.01
2003
Quarter
    First.........................................................       1.15           0.95
    Second........................................................       1.36           0.98
    Third.........................................................       1.08           0.70
    Fourth........................................................       1.23           0.92
2004
Quarter
    First.........................................................       1.03           0.87
    Second........................................................       1.09           1.01
    Third.........................................................       1.69           1.00
    Fourth........................................................       1.99           1.43
2005
Quarter
    First.........................................................       1.28           1.48
    Second........................................................       3.00           2.09
    Third.........................................................       2.75           1.97
    Fourth........................................................       1.99           1.43
2006
Quarter
    First.........................................................       3.22           2.93
    Second........................................................       3.97           3.06
    Third.........................................................       3.74           3.35
    Fourth........................................................       3.91           3.37
2007
Quarter
    First ........................................................       3.65           3.45
    Second........................................................       3.92           3.61

The SIFMA Municipal Swap Index value reported by MMD on July 18, 2007 was 3.61.

The following graph shows the SIFMA Municipal Swap Index (or, where relevant, the BMA Municipal Swap Index) value in the period from July 7, 2004 through July 18, 2007 using historical data obtained from Bloomberg. Past movements of the SIFMA Municipal Swap Index value are not indicative of future values of the SIFMA Municipal Swap Index.

                           SIFMA Municipal Swap Index
                                (Jul-04 - Jul-07)
                                 [CHART OMITTED]

License Agreement

     MMD and Royal Bank have entered into a non-exclusive license agreement providing, in exchange for a fee, the right to use the SIFMA Municipal Swap Index owned and published by MMD in connection with certain securities, including the Notes.

     The Notes are not sponsored, endorsed, sold or promoted by MMD. MMD makes no representation or warranty, express or implied, to the holder of the Notes or to any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the MMD to track the performance of municipal swaps. MMD's only relationship to Royal Bank and its subsidiaries, including RBC Capital Markets Corporation (other than transactions entered into in the ordinary course of business) is the licensing of certain servicemarks and tradenames of MMD and of the SIFMA Municipal Swap Index which is determined, composed and calculated by MMD without regard to Royal Bank, its subsidiaries or holders of the Notes. MMD has no obligation to take the needs of Royal Bank, its subsidiaries or the holders of the Notes into consideration in determining, composing or calculating the SIFMA Municipal Swap Index. MMD is not responsible for and has not participated in the determination of the timing or sale of the Notes, prices at which the Notes are initially to be sold, or quantities of the Notes to be issued or in the determination or calculation of the equation by which interest is payable on the Notes. MMD has no obligation or liability in connection with the administration, marketing or trading of the Notes.

     The SIFMA Municipal Swap Index is calculated using information that MMD considers reliable but neither MMD nor the Securities Industry and Financial Markets Association represents that the SIFMA Municipal Swap Index is accurate or complete and it should not be relied upon as such by Royal Bank, RBC Capital Markets Corporation, the trustee or holders of the Notes. In addition, the methodology used to calculate the SIFMA Municipal Swap Index may change from time to time and, although it will endeavor to provide Royal Bank with reasonable advance notice, MMD reserves the right to discontinue publication of the SIFMA Municipal Swap Index at any time. In no event shall MMD have any liability to Royal Bank , its subsidiaries and holders of the Notes or any other third party for damages of any kind incident to the use of the SIFMA Municipal Swap Index.

                           SPECIFIC TERMS OF THE NOTES

--------------------------------------------------------------------------------
Please note that in this section entitled "Specific Terms of the Notes," references to "holders" mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through The Depository Trust Company ("DTC") or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Description of the Notes We May Offer--Legal Ownership" in the accompanying prospectus supplement and "Description of Debt Securities--Ownership and Book-Entry Issuance" in the accompanying prospectus.



The Notes are part of a series of senior debt securities entitled "Senior Global Medium-Term Notes, Series C," that we may issue under our senior indenture, dated October 23, 2003, between Royal Bank and The Bank of New York, as trustee, as amended, from time to time (the "indenture"). The Notes are "indexed notes," as defined in the accompanying prospectus supplement. This pricing supplement summarizes financial and other terms that apply to the Notes. We describe terms that apply generally to all Series C medium-term notes in "Description of the Notes We May Offer" in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.



Please note that the information about the prices to the public and the net proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.
--------------------------------------------------------------------------------

Currency

     All payments will be made in U.S. dollars ("$").

No Listing

     Your Notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system.

Interest Rate

     For any Interest Period, the annualized interest rate on the Notes is equal to the greater of:
          1. Zero (0%), and
          2. Fixed Component + (Variable Component x Multiplier)

The Variable Component may be positive, zero, or negative. The Interest Rate cannot be less than zero or greater than 11%.

Fixed Component

     8.25%

Variable Component

     The Variable Component is calculated using the following formula:

     (65% x Average One-Month U.S. Dollar LIBOR) - Average SIFMA Index Value.

     The Variable Component may be positive, zero, or negative.

Interest Amount

     Principal Amount x Interest Rate x Day Count Fraction

Average One-Month U.S. Dollar LIBOR rate

     For any Interest Period, the arithmetic average of One-Month U.S. Dollar LIBOR fixed each Wednesday during that Interest Period.

Average SIFMA Index Value

     For any Interest Period, the arithmetic average of the SIFMA Index levels fixed each week during that Interest Period.

Cap

     The Interest Rate cannot exceed 11%.

Multiplier

     [9.0 - 11.0], to be determined on the pricing date.

Day Count Fraction

     30/360.

Interest Payment Date

     Semi-annually on each February 28 and August 31, commencing on February 29, 2008 and ending on the Maturity Date.

Interest Period

     Each six-month period from and including one Interest Payment Date (the Issuance Date in the case of the first Interest Period) to but excluding the next Interest Payment Date (or the Maturity Date in the case of the last Interest Period).

Maturity Date

     The date specified as such on the cover page of this pricing supplement.

Payment at Maturity

     At maturity you will receive, for each US$1,000 principal amount of Notes you hold, an amount in cash equal to US$1,000 plus any accrued and unpaid interest.

Minimum Investments

     $1,000, and $1,000 increments in excess thereof, although RBC reserves the right to increase this amount for certain investors.

Form and Denomination

     The Notes will be issued only in global form through DTC. The denomination of each Note will be $1,000 and integral multiples of $1,000 thereafter (except for certain non-U.S. investors from whom the minimum investment may be higher).

Terms Incorporated in the Master Note

     All of the terms appearing on the cover page of this pricing supplement and the terms appearing under "Specific Terms of the Notes" will be incorporated to the Master Note.

Determination of One-Month U.S. Dollar LIBOR

     One-Month U.S. Dollar LIBOR is the offered rate appearing on the as of 11:00 A.M., London time on any trading day.

     If the One-Month U.S. Dollar LIBOR rate does not appear on Reuters Page LIBOR01 on any Wednesday, then One-Month U.S. Dollar LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time on such Wednesday, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: deposits of the index currency having the relevant index maturity, beginning on such Wednesday, and in a representative amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, One-Month U.S. Dollar LIBOR will be the arithmetic mean of the quotations.

     If fewer than two quotations are provided as described above, One-Month U.S. Dollar LIBOR will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., in the applicable principal financial center, on that Wednesday, by three major banks in that financial center selected by the calculation agent: loans of the index currency having the relevant index maturity, beginning on such Wednesday and in a representative amount.

     If fewer than three banks selected by the calculation agent are quoting as described above, One-Month U.S. Dollar LIBOR will be the One-Month U.S. Dollar LIBOR previously in effect.

Discontinuance of the SIFMA Municipal Swap Index

     If Thomson Municipal Market Data ("MMD") discontinues production of the SIFMA Municipal Swap Index and MMD or another entity produces a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the SIFMA Municipal Swap Index, then the level of the SIFMA Municipal Swap Index will be determined by reference to the value of that index, which we refer to as a "successor index."

     Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the Notes.

     If MMD discontinues production of the SIFMA Municipal Swap Index and a successor index is not selected by the calculation agent or is no longer published on any date of determination of the level of the SIFMA Municipal Swap Index, the level to be substituted for the index for that date will be a level computed by the calculation agent for that date in accordance with the procedures last used to calculate the index prior to any such discontinuance.

     If MMD discontinues production of the SIFMA Municipal Swap Index prior to the determination of the Interest Rate for any Interest Period and the calculation agent determines that no successor index is available at that time, then on each day on which the level of the SIFMA Municipal Swap Index must be determined until the earlier to occur of (a) the determination of the Interest Rate for such Interest Period and (b) a determination by the calculation agent that a successor index is available, the calculation agent will determine the level that is to be used in computing the level of the index as described in the preceding paragraph. The calculation agent will cause notice of weekly levels to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation). Notwithstanding these alternative arrangements, discontinuance of the production of the SIFMA Municipal Swap Index may adversely affect the market value of the Notes.

     If a successor index is selected or the calculation agent calculates a level as a substitute for the index as described above, the successor index or level will be substituted for the index for all purposes. Notwithstanding these alternative arrangements, discontinuance of the production of the SIFMA Municipal Swap Index may adversely affect the market value of the Notes.

     All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us, the trustee and the beneficial owners of the Notes, absent manifest error.

Defeasance

     Neither full defeasance nor covenant defeasance will apply to your Notes.

Default Amount on Acceleration

     If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

     For the purpose of determining whether the holders of our medium-term notes are entitled to take any action under the indenture, we will treat the stated principal amount of each note outstanding as the principal amount of that note. Although the terms of the Notes may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities--Modification and Waiver of the Debt Securities" and "--Events of Default."

Default Amount

     The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

          o the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

          o the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

     During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two (2) business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

     The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third (3rd) business day after that day, unless:

          o    no quotation of the kind referred to above is obtained, or

          o    every quotation of that kind obtained is objected to within five
               (5) business days after the due date as described above.

     If either of these two events occurs, the default quotation period will continue until the third (3rd) business day after the first (1st) business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five (5) business days after that first (1st) business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

     For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one (1) year or less from the date of issue and rated either:

          o A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

          o P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

     Any payment on the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

     When we refer to a business day with respect to your Notes, we mean a day that is a business day of the kind described in the accompanying prospectus supplement.

     As described in the accompanying prospectus supplement, any payment on your Note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.

Role of Calculation Agent

     The calculation agent will make all determinations regarding the Average One-Month U.S. Dollar LIBOR rate, the Average SIFMA Index Value, the default amount and the amount payable on your Notes on the Interest Payment Dates and the Maturity Date. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

     Please note that The Bank of New York is currently serving as the calculation agent for the Notes. We may change the calculation agent for your Notes at any time without notice and The Bank of New York may resign as calculation agent at any time upon sixty (60) days' written notice to Royal Bank.

Payment of Additional Amounts

     We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("taxes") now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Notes, we will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

     However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note, which we refer to as an "Excluded Holder", in respect of a beneficial owner:

     (i) with which we do not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

     (ii) which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder's activity in connection with purchasing the Notes, the holding of Notes or the receipt of payments thereunder;

     (iii) which presents such Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Note for payment on the last day of such 30 day period); for this purpose, the "relevant date" in relation to any payments on any Note means:

          (a)  the due date for payment thereof, or

          (b) if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies having been so received, notice to that effect is duly given to holders of the Notes in accordance with the indenture; or

     (iv) who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

     For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes at maturity.

     We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee. We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and
(y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder's net income or capital.

     For additional information, see the section entitled "Supplemental Discussion of Canadian Tax Consequences."

                       HYPOTHETICAL RETURNS ON YOUR NOTES

     The following examples of hypothetical interest rate payments are provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical assumptions may have on the calculation of the Interest Rate. These examples are not intended to illustrate a complete range of possible interest payments. The actual amount you will receive on an Interest Payment Date will depend on the actual Interest Rate calculation, which, in turn, will depend on the actual Average One-Month U.S. Dollar LIBOR rate and the actual Average SIFMA Index Value determined by the calculation agent as provided in this pricing supplement.

     The hypothetical amounts payable as interest may bear little or no relationship to the actual market value of your Notes on that date or at any other time, including any time you might wish to sell your Notes. In addition, you should not view the hypothetical amounts payable as interest as an indication of the possible financial return on an investment in your Notes, since the financial return will be affected by various factors, including taxes, that the hypothetical information does not take into account.

     Moreover, whatever the financial return on your Notes might be, it may bear little relation to -- and may be much less than -- the financial return that you might achieve were you to invest in a conventional fixed-rate non-callable security of comparable maturity or in VRDOs comprising the SIFMA Municipal Swap Index.

     We describe various risk factors that may affect the market value of your Notes, and the unpredictable nature of that market value, under "Additional Risk Factors Specific to Your Notes" above.

We cannot predict the future rates of the One-Month U.S. Dollar LIBOR or the future values of the SIFMA Municipal Swap Index. Moreover, the assumptions we make in connection with any hypothetical information in this pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the amount that will be paid as interest on any Interest Payment Date, nor should it be viewed as an indication of the financial return on your Notes or of how that return might compare to the financial return on an investment in a conventional fixed-rate non-callable security of comparable maturity or in VRDOs comprising the SIFMA Municipal Swap Index.

Basic
-----
Assumptions:
------------

               Average One-Month U.S. Dollar LIBOR: 5.30%

               Multiplier: 10

               Fixed Component: 8.25%

Example 1:     Average One-Month U.S. Dollar LIBOR multiplied by 65% is greater than Average SIFMA Index Value:

               Average SIFMA Index Value: 3.245%

               Average One-Month U.S. Dollar LIBOR rate multiplied by 65.00%:
               3.445%

               Interest Rate = 8.25% + 10 x (65.00% x 5.30%-3.245%) = 8.25% +
               2.00% = 10.25% per annum

               Semi-annual Interest Payment (per unit) = $1,000 x 10.25% x (180/360) = $51.25

Example 2:     Average One-Month U.S. Dollar LIBOR rate multiplied by 65% is equal to Average SIFMA Index Value:

               Average SIFMA Index Value: 3.445%

               Average One-Month U.S. Dollar LIBOR rate multiplied by 65.00%:
               3.445%

               Interest Rate = 8.25% + 10 x (65.00% x 5.30%-3.445%) = 8.25% +
               0.00% = 8.25% per annum

               Semi-annual Interest Payment (per unit) = $1,000 x 8.25% x (180/360) = $41.25

Example 3:     Average One-Month U.S. Dollar LIBOR rate multiplied by 65% is less than Average SIFMA Index Value:

               Average One-Month U.S. Dollar LIBOR rate multiplied by 65.00%:
               3.445%

               Average SIFMA Index Value: 3.945%

               Interest Rate = 8.25% + 10 x (65.00% x 5.30%-3.945%) = 8.25% -
               5.00% = 3.25% per annum

               Semi-annual Interest Payment (per unit) = $1,000 x 3.25% x (180/360) = $16.25

Example 4:     Average One-Month U.S. Dollar LIBOR rate multiplied by 65% is substantially less than Average SIFMA Index Value:

               Average One-Month U.S. Dollar LIBOR rate multiplied by 65.00%:
               3.445%

               Average SIFMA Index Value: 4.445%

               Interest Rate = 8.25% + 10 x (65.00% x 5.30%-4.445%) = 8.25% -
               10.00% = -1.75% per annum

               However, the Interest Rate can never be less than 0%

               Semi-annual Interest Payment (per unit) = $1,000 x 0.00% x (180/360) = $0


Hypothetical Examples Summary:
------------------------------

                                         Example 1         Example 2        Example 3         Example 4
                                         ---------         ---------        ---------         ---------
Average One-Month U.S. Dollar LIBOR       5.30%            5.30%            5.30%             5.30%
Average SIFMA Index Value                 3.245%           3.445%           3.945%            4.445%
Interest Rate                            10.25%            8.25%            3.25%             0.00%



Hypothetical Historical Interest Rate Examples

     The following graph shows hypothetical historical examples of the calculation of the Interest Rate. For purposes of this graph, we have assumed a Fixed Component equal to 8.25%, a cap equal to 11% and a multiplier equal to 10. Although we have used historical data on the SIFMA Municipal Swap Index and the One-Month U.S. Dollar LIBOR, the hypothetical historical Interest Rates were generated by the retroactive application of the Interest Rate formula (including the adjustment of One-Month U.S. Dollar LIBOR figures) applicable to the Notes and do not represent actual interest payments since the Notes were not yet issued. This graph is for purposes of illustration only and is not intended to be indicative of future levels of the Average One-Month U.S. Dollar LIBOR rate, the Average SIFMA Index Value or the LIBOR-SIFMA spread, the Interest Rate that might apply to the Notes, the interest payments on the Notes or what the value of the Notes may be. Any upward or downward trend in the hypothetical historical Interest Rates in any period set forth below is not an indication that the Interest Rate payable on the Notes is more or less likely to increase or decrease at any time during the term of the Notes. The actual interest payments, if any, will depend on the actual multiplier, to be determined on the pricing date, and the actual Interest Rate for each Interest Period which, in turn, will depend on the actual LIBOR-SIFMA spread for each Interest Period.

                                     Coupon
                                (Jul-90 - Jul-07)
                                 [CHART OMITTED]

USE OF PROCEEDS AND HEDGING

     We will use the net proceeds we receive from the sale of the principal protected Notes for the purposes we describe in the attached prospectus supplement under "Use of Proceeds." We or our affiliates (or an unaffiliated party or parties with whom we contract) may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

     In anticipation of the sale of the Notes, we or our affiliates (or such unaffiliated party or parties) expect to enter into hedging transactions involving trading in instruments, such as options, swaps or futures, based upon One-Month U.S. Dollar LIBOR or the SIFMA Municipal Swap Index. From time to time, we or our affiliates (or such unaffiliated party or parties) may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates (or such unaffiliated party or parties) may acquire or dispose of long or short positions in instruments such as options, swaps or futures based upon One-Month U.S. Dollar LIBOR or the SIFMA Municipal Swap Index.

     We or our affiliates (or such unaffiliated party or parties) may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Additional Risk Factors - Hedging activities may affect the value of your Notes" in this pricing supplement for a discussion of these adverse effects.

              SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES

     The following section supplements the tax discussion under the accompanying prospectus dated January 5, 2007, and prospectus supplement dated February 28, 2007 and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus).

     Based on the current administrative practices and policies of the Canada Revenue Agency, interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the "Act") to be paid or credited on a Note (including an amount paid at maturity in excess of the principal amount) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

     The following is a general description of certain tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of principal, interest and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

     This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

     You should consult your tax advisor concerning the United States federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

     The discussion below supplements the discussion under "Certain Income Tax Consequences" in the accompanying prospectus supplement and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

     The tax treatment of your Notes will depend upon whether the Notes are properly treated as variable rate debt instruments and this should depend upon whether or not it is reasonably expected that the average rate of return on the Notes during the first half of the Notes' term will be significantly greater or less than the average rate of return on the Notes during the second half of the Notes' term ("Front or Back-Loaded"). We believe that the Notes should not be treated as Front or Back-Loaded and we intend to report payments on the Notes in accordance with such position. Assuming that such position is correct, your Notes should be treated as variable rate debt instruments for United States federal income tax purposes. Under this characterization, you will be subject to tax on the Notes' periodic interest payments as ordinary income at the time you receive or accrue such periodic payments, depending on your method of accounting for tax purposes.

     If the notes are treated as variable rate debt instruments for tax purposes, you will generally recognize capital gain or loss upon the sale or maturity of your Notes equal to the difference between the amount you realize at such time, excluding any amounts attributable to accrued but unpaid interest, and your adjusted basis in your Notes. In general, your adjusted basis in your Notes will be equal to the amount you paid for them. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Characterization. If the Internal Revenue Service disagrees with the tax treatment discussed above, it is possible that the Notes could be treated as a debt instrument subject to the special tax rules governing contingent payment debt instruments. If the Notes are so treated, you will be required to accrue interest income over the term of your Notes based upon the yield at which we would have issued a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes (the "comparable yield"). You will recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in your Notes will be equal to the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to your Notes and decreased by the amount of any interest payment previously made with respect to your Notes. Any gain you recognize upon the sale or maturity of your Notes will be ordinary income and any loss recognized by you at such time will be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter the loss will be capital loss.

     If the Notes are treated as a contingent payment debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount will not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus, but rather will be subject to special rules set forth in treasury regulations governing contingent payment debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

                     EMPLOYEE RETIREMENT INCOME SECURITY ACT

     This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the principal protected Notes.

     The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA" and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing Notes should consider whether the purchase or holding of such instruments might constitute a "prohibited transaction."

     Royal Bank and certain of its affiliates each may be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if Notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively "Plans", and with respect to which Royal Bank or any of its affiliates is a "party in interest" or a "disqualified person", unless those Notes are acquired under an exemption for transactions effected on behalf of that Plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an additional exemption for the purchase and sale of securities where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan receives no less and pays no more than "adequate" consideration in connection with the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the principal protected Notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of any rights related to the principal protected Notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a "fiduciary" (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the principal protected Notes, or any exercise related thereto or as a result of any exercise of rights by Royal Bank or any of its affiliates of any rights in connection with the principal protected Notes, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the principal protected Notes and the transactions contemplated with respect to the principal protected Notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the principal protected Notes, you should consult your legal counsel.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     With respect to the Notes, Royal Bank will agree to sell to RBC Capital Markets Corporation, and RBC Capital Markets Corporation will agree to purchase from Royal Bank, the denomination of the Note specified, at the price specified on the front cover of this pricing supplement. RBC Capital Markets Corporation intends to resell each Note it purchases at the original issue price specified in the final pricing supplement. In the future, RBC Capital Markets Corporation, RBC Dain Rauscher Inc. or another of our affiliates may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We expect that delivery of the Notes will be made against payment for the Notes on or about August 31, 2007, which is the third (3rd ) business day following the Pricing Date (this settlement cycle being referred to as "T+3"). For more information about the plan of distribution, the distribution agreement and possible market-making activities, see "Supplemental Plan of Distribution" in the accompanying prospectus supplement.

     To the extent the underwriter resells Notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an "underwriter" of the Notes as such term is defined in the Securities Act of 1933, as amended.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus or prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus and prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus and prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

                                       US$


                                   [RBC LOGO]


                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

                               SIFMA Indexed Notes

                                 August o, 2007